Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308-2216 troutman.com

D 404.885.3000 F 404.885.3900

October 26, 2022

Streamline Health Solutions, Inc.

2400 Old Milton Pkwy., Box 1353

Alpharetta, GA 30009

RE:	Registered Direct Offering

Ladies and Gentlemen:

We have acted as counsel to Streamline Health Solutions, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of 6,299,989 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to common stock purchase agreements, each dated October 24, 2022, by and between the Company and each investor signatory thereto (collectively, the “Purchase Agreements”). The Shares will be issued pursuant to the Company’s Registration Statement on Form S-3 (No. 333-267187) as filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the related prospectus dated September 13, 2022, and prospectus supplement dated October 24, 2022 (collectively, the “Prospectus”). We have examined the Registration Statement, the Prospectus, the Purchase Agreements and originals or copies of such corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. We have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

We do not purport to express an opinion on any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance, and when issued, delivered and paid for in accordance with the Purchase Agreements, the Shares will be validly issued, fully paid and non-assessable.

We do not render any opinions except as expressly set forth above. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated October 27, 2022, incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP
Troutman Pepper Hamilton Sanders LLP